Exhibit 4.4

DESCRIPTION OF SECURITIES

The following description of the capital stock of Spire Global, Inc. (“us,” “our,” “we,” or the “Company”) is a summary. We have adopted a restated certificate of incorporation (our “certificate of incorporation”) and amended and restated bylaws (our “bylaws”) and this description summarizes the provisions that are included in such documents. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this Exhibit 4.4, you should refer to our certificate of incorporation, our bylaws and our Investor Rights Agreement (defined below), each previously filed with the Securities and Exchange Commission (the “SEC”) and incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.4 is a part, and to the applicable provisions of Delaware law.

General

Our authorized capital stock consists of 1,115,000,000 shares, $0.0001 par value per share, of which:

• 1,000,000,000 shares are designated as Class A common stock;

• 15,000,000 shares are designated as Class B common stock; and

• 100,000,000 shares are designated as preferred stock.

As of December 31, 2022, there were 143,679,385 shares of Class A common stock outstanding, 12,058,614 shares of Class B common stock outstanding, and no shares of our preferred stock outstanding.

Common Stock

Our certificate of incorporation authorizes two classes of common stock: Class A common stock and Class B common stock. The rights of the holders of our Class A common stock and our Class B common stock are identical, except with respect to voting and certain economics rights. Some of the terms of these classes of our common stock are discussed in greater detail below.

Dividend Rights

Subject to the prior rights of holders of all classes and series of stock at the time outstanding having prior rights as to dividends, the holders of our Class A common stock are entitled to receive dividends on a pro rata basis out of any assets legally available as may be declared from time to time by our board of directors. Dividends may not be declared or paid on our Class B common stock.

Right to Receive Liquidation Distributions

If we become subject to a liquidation, dissolution, or winding up, the assets legally available for distribution to our stockholders would be distributable on an equal priority, pro rata basis to the holders of our Class A common stock unless different treatment is approved by the majority of the holders of our Class A common stock and our Class B common stock, each voting separately as a class, subject to the rights of any holders of any series of our preferred stock then outstanding. Our Class B common stock is entitled to receive a maximum of $0.0001 per share upon a liquidation, dissolution, or winding up.

Voting Rights

Holders of our Class A common stock are entitled to one vote for each share held as of the record date for the determination of the stockholders entitled to vote on such matters and holders of our Class B common stock are entitled to nine votes for each share held at the record date for the determination of the stockholders entitled to vote on such matters, except as otherwise required by law. The holders of our Class A common stock and our Class B common stock vote together as a single class, unless otherwise expressly provided in our certificate of incorporation or required by law.

Under our certificate of incorporation, approval of the holders of at least two-thirds of the outstanding shares of our Class B common stock, voting as a separate class, is required to:

• directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise, amend or repeal, or adopt any provision of our certificate of incorporation inconsistent with, or otherwise alter, any provision of our certificate of incorporation relating to the voting or other rights, powers, preferences, privileges or restrictions of our Class B common stock;

• reclassify any outstanding shares of our Class A common stock into shares having the right to have more than one vote for each share thereof; or

• issue any shares of our Class B common stock.

In addition, Delaware law could require either holders of our Class A common stock or of our Class B common stock to vote separately as a single class in the following circumstances:

• if we were to seek to amend our certificate of incorporation in a manner that alters or changes the powers, preferences, or special rights of a class of stock in a manner that affected its holders adversely; and

• if we were to seek to amend our certificate of incorporation to increase or decrease the par value of a class of stock, then that class would be required to vote separately to approve the proposed amendment.

Subject to any rights of the holders of any series of our preferred stock to elect directors under specified circumstances, the number of directors that constitutes our board of directors will be fixed solely by resolution of our board of directors. Our certificate of incorporation and bylaws have established a classified board of directors that is divided into three classes with staggered three-year terms. Only the directors in one class will be subject to election by a plurality of the votes cast at each annual meeting of our stockholders, with the directors in the other classes continuing for the remainder of their respective three-year terms. There is no cumulative voting with respect to the election of directors.

Conversion and Transferability

Shares of our Class A common stock and our Class B common stock are not convertible into any other shares of our capital stock. Each share of our Class B common stock will automatically and without further action on the part of us or the holders of our Class B common stock be transferred to us for no consideration upon (i) the affirmative written election of such holder, (ii) the date fixed by our board of directors that is no less than 61 days and no more than 180 days following the first time after 11:59 p.m. Eastern Time on August 16, 2021, which is the closing date of our merger with NavSight Holdings, Inc., a Delaware corporation, that both (a) such Founder (as such term is defined in our certificate of incorporation) is no longer providing services to us as an officer, employee, or consultant and (b) such Founder is no longer one of our directors, (iii) the date fixed by our board of directors that is no less than 61 days and no more than 180 days following the date that such Founder’s employment with us is terminated for Cause for Termination (as such term is defined in our certificate of incorporation), or (iv) upon the death or disability of such Founder. In addition, upon the sale, assignment, transfer, or other disposition of shares of Class A common stock held by the Founders pursuant to transfers not permitted by our certificate of incorporation, an equivalent number of shares of Class B common stock held by such Founder will be automatically and without further action on the part of us or such Founder be transferred to us for no consideration.

Notwithstanding the foregoing, all outstanding shares of our Class B common stock will automatically and without further action on the part of us or the holders of Class B common stock be transferred to us for no consideration on (i) the date specified by the holders of two-thirds of the then outstanding shares of our Class B common stock, voting as a separate class, or in the affirmative written election executed by the holders of two-thirds of the then outstanding shares of our Class B common stock, or (ii) the date fixed by our board of directors that is no less than 61 days and no more than 180 days following the date that the number of outstanding shares of our Class B common stock held by the Founders represents less than 10% of the aggregate number of shares of our Class B common stock held collectively by the Founders as of 11:59 p.m. Eastern Time on August 16, 2021.

Other Matters

All outstanding shares of our common stock are fully paid and nonassessable. Our common stock is not entitled to preemptive rights and is not subject to redemption or sinking fund provisions.

Anti-Takeover Provisions

Certain provisions of Delaware law, our certificate of incorporation, and our bylaws, which are summarized below, may have the effect of delaying, deferring, or discouraging another person from acquiring control of us. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors.

Section 203 of the Delaware General Corporation Law (the “DGCL”)

We are governed by the provisions of Section 203 of the DGCL. In general, Section 203 of the DGCL prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

• either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder was approved by the board of directors prior to the time that the stockholder became an interested stockholder;

• upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by directors who are also officers of the corporation and shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

• at or subsequent to the time the stockholder became an interested stockholder, the business combination was approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include mergers, asset sales, and other transactions resulting in financial benefit to a stockholder and an “interested stockholder” as a person who, together with affiliates and associates, owns, or, within the prior three years, did own, 15% or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring, or preventing changes in control of us.

Certificate of Incorporation and Bylaws Provisions

Our certificate of incorporation and bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our board of directors or management team, including the following:

Dual Class Stock

As described above, our Class B common stock has nine votes per share, while our Class A common stock, which is the only class of our capital stock that is publicly traded, has one vote per share. As a result of this dual class structure, the Founders have an aggregate of ten votes per share of Class A common stock, which will provide the Founders significant influence over matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction.

Board of Directors Vacancies

Our certificate of incorporation and bylaws authorize only a majority of the remaining members of our board of directors, although less than a quorum, to fill vacant directorships, including newly created seats. In addition, subject to the rights of holders of any series of preferred stock to elect directors under specific circumstances, the number of directors constituting our board of directors will be permitted to be set only by a resolution of our board of directors. These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This will make it more difficult to change the composition of our board of directors and will promote continuity of management.

Classified Board

Our board of directors is divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This system of electing and removing directors may tend to discourage a third-party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Stockholder Action; Special Meeting of Stockholders

Our certificate of incorporation and bylaws provide that our stockholders may not take action by written consent but may only take action at a duly called annual or special meeting of the stockholders. As a result, a holder controlling a majority of the voting power of our capital stock would not be able to amend our bylaws, amend our certificate of incorporation or remove directors without holding a meeting of our stockholders called in accordance with our bylaws. Our bylaws further provide that special meetings of our stockholders may be called only by a majority of our board of directors, the chairperson of our board of directors, our Chief Executive Officer or our President, thus prohibiting stockholder action to call a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our bylaws provide advance notice procedures for stockholders seeking to bring business before the annual meeting of stockholders or to nominate candidates for election as directors at the annual meeting of stockholders. Our bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before the annual meeting of stockholders or from making nominations for directors at the annual meeting of stockholders if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

No Cumulative Voting

The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our certificate of incorporation does not provide for cumulative voting.

Amendment of Certificate of Incorporation and Bylaws Provisions

Any amendment of our certificate of incorporation that requires stockholder approval pursuant to the DGCL requires the affirmative vote of the holders of at least a majority of the voting power of our then outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class. Our bylaws provide that the affirmative vote of the holders of at least a majority of the total voting power of our then outstanding capital stock, voting together as a single class, is required for stockholders to alter, amend or repeal, or adopt any provision of our bylaws.

Issuance of Undesignated Preferred Stock

Our certificate of incorporation provides that our board of directors has the authority, without further action by our stockholders, to issue up to 100,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock would enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, or other means.

Exclusive Forum

Our bylaws provide that, unless otherwise consented to by us in writing, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, or other employees to us or our stockholders; (iii) any action arising pursuant to any provision of the DGCL or our certificate of incorporation or bylaws; or (iv) any action asserting a claim governed by the internal affairs doctrine, in all cases subject to the court having jurisdiction over indispensable parties named as defendants. Our bylaws further provide that, unless otherwise consented to by us in writing, the federal district courts of the United States are the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended (the “Securities Act”), against any person in connection with any offering of our securities, including, without limitation and for the avoidance of doubt, any auditor, underwriter, expert, control person, or other defendant. Any person or entity purchasing or otherwise acquiring any interest in our securities shall be deemed to have notice of and consented to this provision. Nothing in this provision will apply to any action brought to enforce a duty or liability created by the Securities Exchange Act of 1934. Stockholders cannot waive compliance (or consent to non-compliance) with the federal securities laws and the rules and regulations thereunder. These provisions may have the effect of discouraging lawsuits against us or our directors and officers.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders have appraisal rights in connection with a merger or consolidation of us. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Registration Rights

The Investor Rights Agreement, dated as of February 28, 2021, by and between us, Six4 Holdings, LLC, Gilman Louie, Henry Crumpton, Jack Pearlstein, Robert Coleman, William Crowell, Peter Platzer, Theresa Condor, William Porteous and Stephen Messer provides that we are required to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of Class A common stock and other equity securities that are held by the parties thereto from time to time, subject to the restrictions on transfer therein.

The subscription agreements we entered into with certain accredited investors (the “PIPE Investors”) provide that we are required to file with the SEC a shelf registration statement covering the resale of the shares of Class A common stock issued to the PIPE Investors and to use commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof but no later than the earlier of (i) the 90th calendar day (or 120th calendar day in the event the SEC reviews and has written comments to the registration statement) following the filing date thereof and (ii) the 10th business day after the date we are notified (orally or in writing, whichever is earlier) by the SEC that such registration statement will not be “reviewed” or will not be subject to further review.

Transfer Agent

The transfer agent for our common stock is American Stock Transfer & Trust Company, LLC.

Listing

Our Class A common stock is listed on the New York Stock Exchange under the symbol “SPIR.”